Media Contact: Laura Bennett, 407/425-6040, laura@bennettandco.com
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                                                                    EXHIBIT 99.1

               COMMODORE HOLDINGS SUSPENDS DAY CRUISES TO ROSARITO

HOLLYWOOD, Fla. (June 3, 2000) --- Commodore Holdings Limited (Nasdaq-CCLN) announced today that it has suspended its day cruises between San Diego, Calif. and Rosarito, Mexico.

"Our Las Vegas style gaming cruises have been well received in the San Diego community," said Jeffrey I. Binder, chairman of Commodore. "But we are still experiencing logistical problems at the new pier in Rosarito and have been unable to disembark passengers at the pier on a regular basis. As a result, we thought it best to suspend operations until we are able to resolve these problems."

Commodore has refunded all passenger deposits for future cruises to Rosarito and plans to explore other areas of operation for the Enchanted Sun until it resolves the logistical issues at the new pier. "Our decision to suspend service to Rosarito has no impact on our other operations," said Fred Mayer, chief executive officer of Commodore.

South Florida-based Commodore Holdings Limited operates Commodore Cruise Line and Crown Cruise Line.

Commodore Cruise Line, a veteran of the cruise business, began operations in 1966 and is known for pioneering new routes and innovative cruise packages. Commodore's "Classic Ships with Southern Charm" were selected by Travel Holiday magazine as "The Best Cruise for the Money" and as one of "The Top 10 Best Values" in America in a poll of 11,000 cruisers who are America Online members. Commodore is proud to call the `Big Easy' home for the last 15 years and features a little bit of New Orlean's unique style and traditions onboard the Enchanted Isle and Enchanted isle and Enchanted Capri with 2, 5 and 7-night cruises. Visit Commodore's website at www.commodorecruise.com.
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The newly formed upscale brand, Crown Cruise Line is ideal for passengers seeking a more sophisticated and higher quality cruise at a moderate price. Cruisers "Enjoy the Good Life" onboard the 4 1/2 star Crown Dynasty offering a full array of luxuries in an elegant, yet intimate atmosphere. According to "The Guide to Cruises," the Crown Dynasty "is one of the prettiest ships of the 1990s with a sleek contemporary profile. Its warm interiors and quality furnishings convey a deluxe small-ship feeling with modern cruise ship facilities." With seasonal sailings from Aruba and Bermuda, Crown Cruise Line offers a balanced mix of options for beach and water sports, scenic and historic sightseeing and shopping at several ports not typically visited by larger ships. Visit Crown's website at www.crowncruiseline.com.
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This press release contains forward-looking statements which are subject to change. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, competing in a saturated industry against modern and larger fleets, the ability of the company to obtain financing for the acquisition of additional vessels, the potential for additional maintenance to aging vessels and general economic conditions in the cruise and gaming industries and the markets in which the company operates. Additional information concerning potential factors that could affect the company's financial results is included in, but not limited to, its form 10-K and other filings with the Securities and Exchange Commission.

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